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                        CENTURY CAPITAL MANAGEMENT TRUST

                 CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICER
                        AND PRINCIPAL FINANCIAL OFFICERS

I.  COVERED OFFICERS/PURPOSE OF THE CODE

This Code of Ethics (the "Code") has been adopted by the Board of Trustees of Century Capital Management Trust (the "Trust"), on behalf of each series of the Trust (the "Funds") and applies to the Funds' Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer (the "Covered Officers", as listed in Exhibit A). The purpose of this Code is to:

    o promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

    o promote full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company;

    o promote compliance with applicable laws and governmental rules and regulations;

    o encourage the prompt internal reporting of violations of the Code to the investment adviser's General Counsel; and

    o  establish accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. RESPONSIBILITIES OF COVERED OFFICERS

A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Trust. Covered Officers may not improperly use their position with a Fund for personal or private gain to themselves, their family, or any other person. They may not use their position to influence decisions on matters related to the operations of the Fund where they would benefit personally at the Fund's expense or to the Fund's detriment. Covered Officers may not cause the Fund to take action, or refrain from taking action, for their personal benefit at the Fund's expense or to the Fund's detriment.

Certain conflicts of interest may arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as "affiliated persons" of the Trust. The Trust's and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Trust and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.

Covered Officers should avoid actual conflicts of interest and the appearance of conflicts of interest beyond those covered by the Investment Company Act and the Investment Advisers Act. The following list provides examples of possible conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interests of the Funds.

    Each Covered Officer must:

    o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

    o not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Trust; and

    o not use material non-public knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

There are some conflict of interest situations that generally should be discussed with a senior legal officer if material. Examples of these include:

    o  service as a director on the board of any public or private company;

    o  the receipt of any non-nominal gifts;

    o the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is businessrelated, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

    o any ownership interest in, or any consulting or employment relationship with, any of the Trust's service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

    o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III. DISCLOSURE AND COMPLIANCE

Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Trust and, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents that the Funds file with, or submit to, the SEC and in other public communications made by the Funds. A Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust's directors and auditors, and to governmental regulators and self-regulatory organizations.

Each Covered Officer must comply with all laws, rules and regulations, and policies and procedures that apply to his role, responsibilities and duties with respect to the Trust. Further, it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV. REPORTING AND ACCOUNTABILITY

Each Covered Officer must affirm in writing to the Board that he has received, read, and understands this Code and, annually thereafter, that he has complied with it. Understanding and complying with this Code is the obligation of each Covered Officer.

Each Covered Officer must notify the investment adviser's General Counsel promptly if he knows of any violation of this Code. Failure to do so is, in itself, a violation of this Code.

The General Counsel will take all appropriate action to investigate any potential violation of this Code. If, after investigation, the General Counsel believes that no violation has occurred, no further action is required. If, after investigation, the General Counsel believes that a violation has occurred, the General Counsel will report such violation to the Trust's Ethics Oversight Committee. If the Committee concurs that a violation has occurred, it will inform the Board and present a recommendation for appropriate action.

A Covered Officer may not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith.

V.  WAIVERS

A Covered Officer may request a waiver from this Code by submitting a written request for a waiver to the General Counsel, who will then present the request to the Trust's Ethics Oversight Committee for consideration. The Committee will determine whether to grant the waiver. The General Counsel will be responsible for making any required disclosures related to waivers granted.

V.  OTHER POLICIES AND PROCEDURES

This Code shall be the sole code of ethics adopted by the Funds for purposes of
Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Fund's adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds' and their investment adviser's codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI. AMENDMENTS

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board. The General Counsel will be responsible for making any required disclosures related to amendments to this Code.

VII. CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and counsel to the Trust and the investment adviser.

VIII. INTERNAL USE

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.

Date:  December 16, 2004
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                                                                       EXHIBIT A



                     Persons Covered by this Code of Ethics


               Principal Executive Officer    Alexander L. Thorndike

               Principal Accounting Officer:  Steven Alfano